EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf 631/650-6201
Bliss PR: John Bliss: 212/840-1661

VICON REPORTS FIRST QUARTER RESULTS
HAUPPAUGE, NY, February 9, 2012 - Vicon Industries, Inc. (VII: NYSE-AMEX), a designer and producer of video security and surveillance systems, today reported operating results for the first fiscal quarter ended December 31, 2011. The announcement was made by Chairman and CEO Ken Darby, who said sales improved in the U.S. and certain export markets but revenue growth was impacted by continued weakness in Europe and the Middle East.

For the first fiscal quarter of 2012, net sales increased 5% to $12.4 million, compared with $11.7 million in the year ago period. A net loss was incurred of $284,000 ($.06 per share), compared with a net loss of $454,000 ($.10 per share) in the prior year quarter.

U.S. sales increased to $8.1 million, up 11% from $7.3 million, while foreign sales totaled $4.2 million, down 5% from $4.4 million in the year ago period. Commenting on the results, Mr. Darby said “business in the U.S. and certain export markets improved but persistent weakness in Europe and the Middle East (EMEA) limited revenue gains. In the EMEA, sales were off over $800,000 from the prior year period.”

Gross margins were 40.0%, compared with 41.0% for the prior year period. Operating expenses declined $302,000 to $5.2 million versus $5.5 million, principally as a result of further cost reductions.

“After several years of development and testing, Vicon recently commenced shipping its new range of Surveyor 720p high definition PTZ dome cameras. The 1080p version will follow in a few months”, said Mr. Darby. Surveyor HD is one of a very few high definition, true continuous rotation, full featured PTZ surveillance cameras available anywhere, noted Mr. Darby.

Vicon Industries, Inc. designs, engineers, assembles, and markets a wide range of video and access control systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about anticipated revenues, anticipated earnings or losses, earnings or losses per share, the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, expectations, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	First Quarter Ended
	December 31,
	2011	2010
Net sales	$12,352,000	$11,728,000
Gross profit	4,929,000	4,809,000
Selling, general and administrative expense	3,871,000	4,013,000
Engineering and development expense	1,362,000	1,441,000
Patent litigation expense	—	81,000
Operating loss	(304,000)	(726,000)
Loss before income taxes	(265,000)	(631,000)
Income tax expense (benefit)	19,000	(177,000)
Net loss	$(284,000)	$(454,000)

Loss per share:
Basic	$(.06)	$(.10)
Diluted	$(.06)	$(.10)

Shares used in computing loss per share:
Basic	4,492,000	4,481,000
Diluted	4,492,000	4,481,000